Exhibit 10.1

MANAGEMENT AGREEMENT

This management agreement (“Agreement”) is entered into and effective on November 1, 2023 (the “Effective Date”) by and between PlantX Midwest Inc., a Delaware corporation (“Company”), a wholly-owned subsidiary of PlantX Life Inc., a British Columbia corporation (“PlantX”), and Veg House Illinois Inc., an Illinois corporation (“Manager”).

1.00   RECITALS

1.	PlantX is the sole shareholder of Company, which, in turn, is the current lessor of the property located at 804 W. Montrose Avenue, Chicago, Illinois 60544 (the “Montrose Property”).

2.	Company presently sub-leases the Montrose Property, and Company intends to manage the sub-leases and maintain the liquor licenses at the Montrose Property.

3.	Company desires the benefit of the experience, expertise, and services of Manager to manage and operate the Food Hall located at the Montrose Property and Manager is willing to accept such engagement on the terms set forth in this Agreement.

2.00	TERMS AND CONDITIONS

2.01	Term. The term of this Agreement shall commence on the Effective Date and continue through to August 31, 2024 upon execution hereof on the terms and conditions hereafter set forth.

2.02	Tenant Improvements. The Company is delivering a fully functional Food Hall facility including built out tenant improvements, equipment for operation, and personal property. There shall be no changes to the Montrose Property without Company’s prior written consent.

2.03	Payment of Manager. Manager shall pay to Company the following sums:

A.	Base Payment. On the 1st of each month during the term of this Agreement the sum as indicated as “Monthly Rent” in the chart below (the “Base Amount”):

Lease Year	Annual Rent	Monthly Rent
1*	$363,950.00	$30,329.17
2	$374,868.50	$31,239.04
3	$386,114.56	$32,176.21
4	$397,697.99	$33,141.50
5	$409,628.93	$34,135.74
6	$421,917.80	$35,159.82
7	$434,575.33	$36,214.61
8	$447,612.59	$37,301.05
9	$461,040.97	$38,420.08
10	$474,872.20	$39,572.68
11	$489,118.37	$40,759.86
12	$503,791.92	$41,982.66
First Extension Term (if exercised)
13	$518,905.67	$43,242.14
14	$534,472.85	$44,539.40
15	$550,507.03	$45,875.59
16	$567,022.24	$47,251.85
17	$584,032.91	$48,669.41
Second Extension Term (if exercised)
18	$601,553.90	$50,129.49
19	$619,600.51	$51,633.38
20	$638,188.53	$53,182.38
21	$657,334.18	$54,777.85
22	$677,054.21	$56,421.18

B.	Manager Payment.

After payment of all sums due for each month hereunder and all expenses of operation of the Food Hall all of the remaining revenues of the Food Hall shall be payable to Manager.

2.04	Additional Deposit.

Upon execution hereof, in addition to the Base Amount for the first month’s payment, Manager shall pay to Company the sum of $25,000 as security for the performance of Manager’s obligations under this Agreement (the “Additional Deposit”). If Manager fails to pay any amount due hereunder or otherwise defaults under the Agreement, Company may use, apply or retain all or any portion of the Additional Deposit for the payment of any amount already due to the Company, for any amount which would be due in the future and/or to reimburse and compensate Company for any liability, expense, loss or damage which Company may suffer or incur. If Company uses or applies all or any portion of the Additional Deposit, Manager shall within ten (10) business days after written request therefore, deposit monies with Company sufficient to restore such Additional Deposit to the full amount required above. Upon any increase in the amount due hereunder, Manager shall upon written request from the Company deposit additional monies with Company so that the total amount of the Additional Deposit shall at all times bear the same proportion to the increased amount due as the initial Additional Deposit to the initial amount due.

2.05	Services of Manager. Manager shall be the exclusive Manager of the Food Hall. Manager shall provide Company with services necessary for the first-class operation of the Food Hall, including, but not limited to, the following:

A.	Professional On-Site Management. Manager shall have the responsibility to ensure that: (1) the facilities are managed and operated by persons who are experienced in the operation and management of a food hall business similar to that of the Food Hall; and (2) the overall quality and experience of customers of the Food Hall shall be maintained as a high quality first class upscale Food Hall which will include, but not be limited to (i) providing attentive customer service; (ii) supervising all personnel; and (iii) maintaining the facility in a clean, inviting, safe and comfortable condition.

Specifically and without limitation, Manager shall be responsible for the following:

(i)	Recruiting, hiring, training and supervision of all on site personnel;

(ii)	Implementing operating policies and standards and monitoring compliance therewith;

(iii)	Establishing and maintaining accounting and inventory controls and record-keeping for the Food Hall;

(iv)	Negotiating all contracts including those with vendors and suppliers;

(v)	Developing and implementing advertising, marketing, and promotional programs to insure the financial success of the Food Hall;

(vi)	Maintaining good working relationships with local authorities, vendors and area businesses; and

(vii)	Paying for all costs for the operation of the Food Hall including without limitation all provisions and salaries and other expenses.

2.06	Employees. Manager shall have the sole authority to hire and discharge all employees necessary for its operation and management of the Food Hall, to determine and pay their compensation, pay all payroll taxes if due, provide insurance for them, and to approve any allowances for food and beverages on the Montrose Property. Company hereby expressly delegates to Manager all authority and liability for performing these functions, and Company shall have not relationship with any of the employees of the Manager. The above notwithstanding, it is expressly understood that Manager shall have no authority to hire and discharge any employees that are employed by the individuals vendors operating out of the Food Hall.

2.07	Liability for Losses. Liability for losses, claims or other liabilities arising out of or in connection with the operation of the Food Hall shall be the sole responsibility of the Manager and Manager shall obtain and maintain appropriate workers’ compensation insurance, liability insurance and such other insurance as is necessary to address the liability of the Food Hall. Manager hereby agrees to indemnify and hold harmless Company from and against any and all claims arising out of or in connection with the operation of the business of the Food Hall.

2.08	Maintenance of Furniture, Fixtures and Equipment. Manager shall maintain at its sole cost and expense, all furniture, fixtures, machinery, appliances, operating equipment and all other personal property used in the operation of the Food Hall in good order and working condition.

2.09	Maintenance of the Montrose Property. Manager at its sole cost and expense shall keep the Montrose Property, utility installations, equipment, plumbing and alterations in good, order, condition and repair whether or not the portion of the Montrose Property requiring repairs or the means of repairing same are reasonably or readily accessible to Manager and whether or not the need for such repairs occurs as a result of Manager’s use, any prior use, the elements or the age of such portion of the Montrose Property or equipment serving same, including but not limited to all equipment or facilities such as plumbing, HVAC equipment, electrical, lighting systems, lighting fixtures, interior walls, interior surfaces of exterior walls, ceilings, floors, windows, doors, plate glass. Manager in keeping the Montrose Property in good order, condition and repair shall exercise and perform good maintenance practices, specifically including the procurement and maintenance of service contracts for the HVAC equipment. Manager’s obligations hereunder shall include restoration, replacement or renewal when necessary to keep the Montrose Property and all improvements thereon or any part thereof in good condition and repair.

2.10	Default. A default under this Agreement is defined as a failure by Manager to comply with or perform any of the terms, covenants or conditions under this Agreement and the failure of Manager to cure such default within any applicable period set forth below:

(i)	The failure to operate the Food Hall in the manner required herein or abandonment of the Montrose Property for a period in excess of five (5) business days.

(ii)	The failure of Manager to make any payment due hereunder whether to Company or to a third party when due or, to provide reasonable evidence of insurance or to fulfill its insurance obligations under this Agreement which endangers or threatens life or property where such failure continues for a period of three (3) business days following written notice to Manager. The acceptance by Company of a partial payment or application of the security deposit shall not constitute a waiver of Company’s rights, including Company’s right to recover possession of the Premises.

(iii)	The failure of Manager to allow Company or its agents access to the Montrose Property or the commission of waste, any act or acts constituting public or private nuisance, and/or an illegal activity on the Premises by Manager where such actions continue for a period of three (3) business days following written notice to Manager.

(iv)	The failure by Manager to provide (i) reasonable written evidence of compliance with applicable requirements, (ii) the service contracts, (iii) an estoppels certificate or financial statements, (iv) a requested subordination, (v) any other documentation or information which Company may reasonably require of Manager under this Agreement where any such failure continues for a period of ten (10) days following written notice to Manager.

(v)	The occurrence of any of the following events:

(a)	The making of any general arrangement or assignment for the benefit of creditors

(b)	Becoming a “debtor” as defined in 11 USC Section 101 or any successor statute thereto (unless in the case of a Petition filed against Manager and the same is dismissed within sixty (60) days;

(c)	The appointment of a Trustee or receiver to take possession of substantially all Manager assets located at the Montrose Property or of Manager interest in this Agreement where possession is not restored to Company within thirty (30) days;

(d)	The attachment and execution or other judicial seizure of substantially all of Manager assets located at the Montrose Property or Manager interest under this Agreement where such seizure is not discharged within thirty (30) days provided however in the event that any provision of this subparagraph is contrary to any applicable law, such provisions shall be of no force or effect and shall not affect the validity of the remaining provisions.

(e)	The discovery that any financial statement of Manager given to Company was materially false.

2.11	Remedies. If Manager fails to perform any of their affirmative duties or obligations, within the above time periods after written notice, Company may, at its option, perform such duty or obligation on Manager’s behalf, including but not limited to the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. Manager shall pay to Company an amount equal to 115% of the costs and expenses incurred by Company in such performance upon receipt of an invoice therefor. In the event of a default under Section 2.10, Company may, with or without further notice or demand, in the exercise of any right or remedy which Company may have by reason of such default any or all of the following remedies at its option:

(a)	Terminate Manager and its possession of the Premises by any lawful means, including but not limited to eviction pursuant to the unlawful detainer statutes in which case this Agreement shall terminate after recovery of possession, Manager shall immediately surrender possession of the Food Hall to Company and Manager shall be liable for all damages of Company including any amounts unpaid pursuant to this Agreement to the extent it cannot be mitigated.

(b)	Pursue any other remedy now or hereafter available under the laws or judicial decisions of the state wherein the Montrose Property is located. The expiration or termination of this Agreement and/or the termination of Managers possession shall not relieve Manager from liability under any indemnity provisions of this Agreement as to matters occurring or accruing during the term hereof or by reason of Manager occupancy of the Montrose Property

(c)	Terminate this Agreement and seek damages for any remaining term thereunder.

2.12	Retained Rights. Company retains the right to hold Tenant advocacy meetings on the patio 1 weeknight per month from 6:00 p.m. until 7:00 p.m. and the right to park a small refrigerated vehicle 24/7 on the Premises which will be used as a delivery vehicle for a non-profit organizations for leftover food delivery service. Manager may also use this vehicle for food and product delivery provided it maintains appropriate insurance to cover any drivers and provides Company with a certificate of insurance showing such coverage before use.

2.13	Insurance.

A.	Property Damage. Manager shall obtain and keep in force a policy or policies of insurance in the name of Company with loss payable to Company insuring loss or damage to the Montrose Property. The amount of such insurance shall be for the full insurable costs of the Montrose Property as the same shall exist from time to time but in no event more than the commercially leaseable and available insurable value thereof, and such policy or policies shall insure against all risks of direct physical loss or damage (except the perils of flood and/or earthquake) including coverage for debris removal and enforcement of any applicable requirements requiring the upgrade in demolition, reconstruction or replacement of any portion of the Montrose Property as a result of a covered loss. Said policy or policies shall be for the replacement value of the above. If such insurance coverage has a deductible clause the deductible amount shall not exceed $5,000.00 per occurrence and Manager shall be liable for payment of such deductible amount in the event of loss.

B.	Payment Value. The above policy or policies shall insure the loss of the full payment due under this Agreement to Company and the amount of coverage shall be adjusted annually to reflect the projected amounts otherwise payable by Manager for an eighteen (18) month period. Manager shall be liable for fully deductible amount in the event of such loss.

C.	Managers Property Business Interruption and Workers Compensation Insurance. Manager shall obtain and maintain insurance coverage for all of Manager’s personal property, trade fixtures, alterations and utility installations at full placement cost the deductible not to exceed $1,000.00 per occurrence. The proceeds from any such insurance shall be used by Manager for the replacement of personal property, trade fixtures and Company-owned alterations and utility installations. Company shall further obtain and maintain insurance for loss of income and extra expense in such amounts as will reimburse Manager for direct or indirect loss of earnings attributable to all perils commonly insured against prudent operators in the business of Manager or attributable to prevention of access for the Montrose Property as a result of such peril. Finally Manager shall obtain and maintain Workers’ Compensation Insurance in such amounts as may be required by applicable requirements. Such policy shall include a waiver of subrogation endorsement. Manager shall provide Company with a copy of such endorsement along with the certificates of insurance for all insurance required to be carried hereunder.

2.14	[Intentionally Omitted]

2.15	Option to Extend. Company hereby grants to Manager an option to extend the term of this Agreement for five (5) years and one (l) month commencing when the prior term expires upon each and all of the following terms and conditions:

(i)	In order to execute the option to extend Manager must give written notice of such election and the Company must receive the same at least three (3) but not more than six months (6) prior to the date that the option period would commence time being of the essence. If proper notification of the exercise of an option is not given and received this option shall automatically terminate.

(ii)	Manager shall not be in default under this Agreement at the time of exercising the option or at any time prior thereto.

(iii)	The option shall be on the same terms and conditions as this Agreement except that the payment to Company under section 2.03(A) if all payments have been made shall terminate and the amount payable pursuant to section 2.03(A) shall be increased by an amount equal to the percentage increase in rent under the Premises Lease between Company and Montrose and Clarendon, LLC or any successor lessor thereto.

2.16	Late Charges. Manager hereby acknowledges that late payment by Manager of any amount due hereunder will cause Company to incur costs not contemplated by this Agreement, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Company by any lender. Accordingly, if any sum due hereunder shall not be received by Company within five (5) days after being given notice by the Company in writing, Manager shall within five (5) days pay to Company a late charge equal to 7% of each such overdue amount or $100 whichever is greater. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Company will incur by reason or such late payment. Acceptance of such late charge by Company shall in no event constitute a waiver of Manager’s default or breach with respect to such overdue amount nor prevent the exercise of any of the other rights and remedies granted hereunder.

2.17	Representations and Warranties of Manager. At all times while this Agreement is in effect, Manager will operate the Food Hall and maintain the condition of the Food Hall so as not to be in violation any on sale or other liquor license or of any applicable governmental requirements, including but not limited to, any applicable federal, state or local law or regulations.

2.18	Parking. The Manager shall be entitled to the same parking rights as has been provided to the Company pursuant to the lease dated December 21, 2020 as between Montrose and Clarendon, LLC, as landlord, and Peter Rubi, LLC, as original tenant, as assigned to the Company on December 12, 2021, as amended from time to time.

2.19	Use. Manager shall use and occupy the Montrose Property only as a Food Hall and not for any other commercial purpose without the Company’s prior written consent.

2.20	Assignment. Manager shall not voluntarily or by operation of law assign, transfer, mortgage, or encumber this Agreement (collectively, “Assign or Assignment”) without Company’s prior written consent which may be withheld or given in Company’s sole discretion. A change in the control of Manager shall constitute an Assignment requiring consent. The transfer on a cumulative basis of 25% or more of the voting control manager shall constitute an assignment. Notwithstanding the foregoing, the Manager shall be entitled to assign all rights under this Agreement to Veg House Inc. provided however that no such Assignment shall relieve Manager of its obligations hereunder.

2.21	Mutual Right to Terminate. Notwithstanding anything to the contrary contained herein either party hereto either party upon the giving of not less than 6 months written notice may terminate this agreement.

3.00	GENERAL PROVISIONS

3.01	Further Co-operation. Each party, at the request of the other and without additional consideration, shall execute and deliver or shall cause to be executed and delivered from time to time such further documents, and shall take such other actions as tile other party may require to accomplish tile purposes of, and transactions contemplated by, this Agreement.

3.02	Entire Agreement. This Agreement constitutes the entire agreement between the parties to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof. There are no warranties, representations or other agreements between tile parties in connection with the subject matter hereof, except as specifically set forth herein or in the documents delivered pursuant hereto. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

3.03	Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

3.04	Captions. The captions in this Agreement are for convenience only, and shall not be considered a part of, or affect the construction or interpretation of any provision of this Agreement.

3.05	No-Third Party Rights. Nothing in this Agreement shall be deemed to create any right or the part of any person or entity not a party to this Agreement.

3.06	Notices. Any notice required or permitted to be given hereunder shall be in writing and will be deemed received (a) upon personal delivery or upon confirmed transmission by telecopy or similar facsimile transmission device, (b) on the first business day after receipted delivery to a courier service which confirms next-business day delivery, or (c) on the third business day after mailing, by registered or certified United States mail, postage prepaid, to tile appropriate party at its address set forth below:

If to Manager:

Veg House Illinois Inc.
504-100 Park Royal South
Vancouver, BC V7T 1A2
e-mail: lorne@plantx.com/sean@plantx.com

If to Company:

PlantX Midwest Inc.
504-100 Park Royal South
Vancouver, BC V7T 1A2
e-mail: lorne@plantx.com/sean@plantx.com

3.07	Governing Law; Jurisdiction and Venue. This Agreement and other documents delivered pursuant hereto and the legal relations between the parties shall be governed and construed in accordance with the law of the State of Illinois. Any dispute or litigation with respect to the representations, warranties, terms and conditions of this Agreement, shall be litigated in any court of competent jurisdiction within the State of Illinois and the parties hereby expressly consent to subject matter and personal jurisdiction and venue in said courts.

3.08	Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement shall not be affected thereby. In the event that any such provision is deemed to be invalid, the parties agree that a court making such judgment shall have the ability to interpret and apply such provision to the fullest extent permitted by law, within such provision’s original intent.

3.09	Attorney’s Fees. In the event of any litigation between the parties to declare or enforce any provision of this Agreement, the prevailing party or parties shall be entitled to recover from the losing party or parties, in addition to any other recovery and costs, reasonable expenses, attorney’s fees, and costs associated with such litigation, in both the trial and in all appellate courts.

3.10	Meditation. Manager and Company agree to mediate any dispute arising out of or in connection with this Agreement before resorting to Arbitration or Court action. Mediation fees if any shall be divided equally between among the parties involved. If for any dispute or claim to which this paragraph applies, any parties commences an action without first attempting to resolve the matter through mediation or refuses to mediate after a request has been made, then that party shall not be entitled to recover attorney’s fees, even if they would otherwise be available to that party in any such action.

3.11	No Inferior Employee Relationship; Joint Venture or Other Relationship Intended. Nothing contained herein is intended to nor shall it create an employer-employee relationship between Company and Manager or a joint venture partnership or other relationship between the parties other than Company and Manager. Manager shall have no ownership or equity in the Company by virtue of this Agreement or otherwise.

3.12	Presumption. This Agreement was jointly drafted by the Parties and shall be construed as if prepared jointly by the Parties.

[signature page to follow.]

3.13	Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all parties hereto even though all the parties are not signatories to the original or the same counterpart.

VEG HOUSE ILLINOIS INC.

By:
Name:	Sean Dollinger
Title:	Director and President

PLANTX MIDWEST INC.

By:
Name:	Lorne Rapkin
Title:	Director and President